Exhibit 8.1

LIST OF SIGNIFICANT SUBSIDIARIES OF SIBANYE GOLD LIMITED

(AS OF 31 DECEMBER 2014)

Rand Uranium Proprietary Limited, incorporated in South Africa

Newshelf 1114 Proprietary Limited, incorporated in South Africa

Sibanye Gold Eastern Operations Proprietary Limited, incorporated in South Africa

Witwatersrand Consolidated Gold Resources Limited, incorporated in South Africa

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